UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
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Date of report (Date of earliest event reported): August 20, 2013

EMPLOYERS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
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NEVADA	001-33245	04-3850065
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

10375 Professional Circle
Reno, Nevada		89521
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: (888) 682-6671

No change since last report
(Former Name or Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Newly Appointed Executive Officer
(c) On August 20, 2013, Mr. Stephen V. Festa was appointed the Chief Operating Officer of Employers Holdings, Inc. (the “Company”), with responsibility for the Company's Corporate Underwriting, Claims and Policyholder Services and the Company's Regional Sales and Underwriting functions. Mr. Festa will assume his new responsibilities effective August 25, 2013.
Mr. Festa, 54, has served as Senior Vice President, Chief Claims Officer of Employers Insurance Company of Nevada (EICN) and Employers Compensation Insurance Company (ECIC) and their predecessors since 2004 and Employers Preferred Insurance Company (EPIC) and Employers Assurance Company (EAC) since 2008. In his role as Chief Claims Officer, Mr. Festa was responsible for all of the Company's Claims and Policy Holder Services including Claims, Care Management, Premium Audit, Fraud Investigations and Loss Control. Mr. Festa has been a Director of Employers Occupational Health, Inc. since 2007, a Director of EICN, ECIC, EPIC and EAC since February 1, 2011, and EIG Services, Inc. and its predecessors since April 6, 2011.
Mr. Festa also serves as the Chairman of the Board of Governors of the California Insurance Guarantee Association. He attended the University of Southern California and has completed the Advanced Executive Education Program sponsored by the American Institute for Chartered Property Casualty Underwriters (AICPCU) and the Wharton School of the University of Pennsylvania.
Employment Agreement
In connection with Mr. Festa's appointment, he and the Company have entered into an employment agreement (the “Employment Agreement”) substantially similar in form to the employment agreements between the Company and each of its current named executive officers. The term of Mr. Festa's Employment Agreement will commence on August 25, 2013, will continue until December 31, 2015, and thereafter will terminate unless the Company gives him written notice no later than six months prior to the expiration of the initial term or any successive term, as applicable, of its intent to renew the Employment Agreement for an additional two-year term.
During the term of his Employment Agreement, Mr. Festa will receive an annual base salary of $390,000, subject to review and adjustment. He will also be entitled to an annual incentive during the term his Employment Agreement based on his and the Company's performance, as determined in the sole discretion of the Company's Board of Directors or a committee of the Board. The amount of his minimum annual incentive target percentage will be not less than 55% of his base salary. Furthermore, he will be entitled to those benefits and perquisites that the Company from time to time determines to offer.
If, during the term of his Employment Agreement, Mr. Festa terminates his employment for good reason or his employment is terminated for any reason other than (1) death, (2) disability or (3) by the Company for cause, in each case, other than either during (a) the 18-month period following a change in control of the Company or (b) the six-month period prior to, but in connection with, a change in control of the Company, then he will receive (i) a severance payment equal to two times his base salary payable in bi-weekly installments for 24 months, and (ii) continued medical, dental and vision insurance coverage for 18 months following his termination date.
If, during the term of his Employment Agreement, Mr. Festa terminates his employment for good reason or his employment is terminated for any reason other than (1) death, (2) disability or (3) by the Company for cause, in each case, either during (a) the 18-month period following a change in control of the Company or (b) the six-month period prior to, but in connection with, a change in control of the Company, then he will receive (i) a lump sum cash payment equal to two times the sum of (x) his base salary and (y) the average of the annual bonus amounts that he earned for the three years preceding the year in which the change in control occurs, and (ii) continued medical, dental and vision insurance coverage for 18 months following his termination date. In addition, if he would be subject to a golden parachute excise tax imposed pursuant to section 4999 of the Internal Revenue Code, then his payments and benefits will be reduced to the extent necessary so that no amount would be subject to such excise tax if he is better off on an after-tax basis with such payments and benefits so reduced.
In exchange for the severance compensation and the other benefits, if during the term of Mr. Festa's Employment Agreement his employment is terminated by either him or the Company for any reason other than by reason of his death, then, in addition to other restrictive covenants, he will be subject to certain non-competition and non-solicitation restrictions for 18 months after his termination date. Additionally, he will be required to sign a global release of liability.

A copy of Mr. Festa's Employment Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference.  All references to this Employment Agreement in this Current Report are qualified, in their entirety, by the full text of such exhibit.

Other Benefits

Termination for Death or Disability. In accordance with the Company's policies generally applicable to all employees, if Mr. Festa's employment is terminated as a result of disability, he would be entitled to a benefit of up to $15,000 per month until he reached age 65. In addition, Mr. Festa would be entitled to the life insurance benefits that the Company generally provides to its senior executives in an amount equal to three times his annual base salary, subject to a $1.5 million cap.

Family Relationships

Mr. Festa does not have a family relationship with any of the officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated August 20, 2013 and effective August 25, 2013, by and between Employers Holdings, Inc. and Mr. Stephen V. Festa

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPLOYERS HOLDINGS, INC.
Dated:	August 20, 2013	/s/ Lenard T. Ormsby
Lenard T. Ormsby
Executive Vice President,
Chief Legal Officer and General Counsel